EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-49981 on Form S-8 of our report dated June 28, 2011, relating to the financial statements of Cincinnati Financial Corporation Tax-Qualified Savings Plan, appearing in this Annual Report on Form 11-K of Cincinnati Financial Corporation Tax-Qualified Savings Plan for the year ended December 31, 2010.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio
June 28, 2011